Exhibit 99.1

CONTACT:

Kevin Carter

(617) 795-7577

kcarter@tripadvisor.com

TripAdvisor Names Ernst Teunissen as Chief Financial Officer

Needham, Mass. (October 8, 2015) –TripAdvisor (NASDAQ: TRIP) today announced that Ernst Teunissen will join the company as chief financial officer, effective November 9th. Teunissen will oversee the company’s global finance operations including accounting, investor relations, tax, corporate development and real estate.

“Ernst is an accomplished executive with significant financial and operational expertise, including as a CFO and corporate strategist, and will be an exceptional addition to our team,” said Stephen Kaufer, president and chief executive officer of TripAdvisor. “Ernst’s broad and global experience in business and technology, mergers and acquisitions and strategic investments, will be an asset to us as we continue to scale TripAdvisor.”

Teunissen is currently executive vice president and chief financial officer of Cimpress N.V. (NASDAQ: CMPR), f/k/a Vistaprint N.V., a leader in mass customization, where he has similar responsibilities. He joined Cimpress in 2009 as vice president, corporate strategy.

Before joining Cimpress, Teunissen was a founder and director of two corporate finance and management consulting firms: Manifold Partners and ThreeStone Ventures Limited. Prior to that, he worked in investment banking, as an executive director in Morgan Stanley’s Telecoms and Media Group in London and as a senior associate director for Deutsche Bank in London and Singapore. Teunissen has also been a consultant at Monitor Company, a global strategy consulting firm, in Europe and Asia.

“TripAdvisor is a high-growth company with a strong track record for innovation and I am delighted to be joining the company,” said Teunissen. “I look forward to taking part in and contributing to TripAdvisor’s future.”

Teunissen holds a BBA from Nijenrode University, The Netherlands School of Business and an MBA from the University of Oregon.

Julie Bradley, the company’s current chief financial officer, has agreed to stay with the company through November 20th, in order to assist in the transition. The specific terms of such continued employment are currently under consideration.

About TripAdvisor

TripAdvisor® is the world’s largest travel site*, enabling travelers to plan and book the perfect trip. TripAdvisor offers trusted advice from real travelers and a wide variety of travel choices and planning features with seamless links to booking tools that check hundreds of websites to find the best hotel prices. TripAdvisor branded sites make up the largest travel community in the world, reaching 375 million unique monthly visitors**, and more than 250 million reviews and opinions covering 5.2 million accommodations, restaurants and attractions. The sites operate in 45 countries worldwide.

TripAdvisor, Inc. (NASDAQ: TRIP) manages and operates websites under 23 other travel media brands: www.airfarewatchdog.com, www.bookingbuddy.com, www.cruisecritic.com, www.everytrail.com, www.familyvacationcritic.com, www.flipkey.com, www.thefork.com (including www.lafourchette.com, www.eltenedor.com, www.iens.nl, www.besttables.com and www.dimmi.com.au), www.gateguru.com, www.holidaylettings.co.uk, www.holidaywatchdog.com, www.independenttraveler.com, www.jetsetter.com, www.niumba.com, www.onetime.com, www.oyster.com, www.seatguru.com, www.smartertravel.com, www.tingo.com, www.travelpod.com, www.tripbod.com, www.vacationhomerentals.com, www.viator.com, and www.virtualtourist.com.

*	Source: comScore Media Metrix for TripAdvisor Sites, worldwide, December 2014

**	Source: TripAdvisor log files, average monthly unique users, Q2 2015